UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 9, 2019 (December 8, 2019)

ClearOne, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33660	87-0398877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5225 Wiley Post Way, Suite 500, Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip Code)

+1 (801) 975-7200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).   Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001	CLRO	The NASDAQ Capital Market

Item 1.01             Entry Into a Material Definitive Agreement.

On December 8, 2019, ClearOne, Inc. (the “Company”) and certain of its subsidiary guarantors (the “Guarantors”) entered into a Note Purchase Agreement with Edward D. Bagley (the “Note Purchase Agreement”) pursuant to which Mr. Bagley has agreed to purchase $3,000,000 of secured convertible notes of the Company (the “Notes”) and warrants (the “Warrants”) to purchase 340,909 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) in a private placement transaction (the “Offering”).  Mr. Bagley is an affiliate of the Company and was the beneficial owner of approximately 46.6% of the Company’s issued and outstanding shares of Common Stock.

The Note Purchase Agreement provides for the issuance and sale of Notes in the aggregate principal amount of up to $3.0 million. The Notes will mature four years from the date of issuance (the “Maturity Date”) and will earn interest at a variable rate adjusted on a quarterly basis and equal to two and one-half percent (2.5%) over the greater of (x) five and one-quarter percent (5.25%) and (y) the Prime Rate as published in the Wall Street Journal (New York edition) as of the beginning of such calendar quarter.  The Notes may be converted into shares of the Company’s Common Stock at any time at the election of Mr. Bagley at an initial conversion price of $2.11 per share (the “Conversion Price”), or 120% of the closing price of the Common Stock on December 6, 2019 as reported on the Nasdaq Capital Market. Also, the Company can cause a mandatory conversion of the Notes if the volume weighted average closing price of the Common Stock over 90 consecutive trading days exceeds 200% of the Conversion Price. In addition, the Notes may be redeemed by the Company for cash at any time after the one year anniversary of the date of issuance of the Notes upon payment of the outstanding principal balance of the Notes and any unpaid and accrued interest.  The Company also is required to redeem the Notes upon the occurrence of a change in control of the Company.

The Warrants will have an initial exercise price equal to $1.76, the closing price of the Common Stock on December 6, 2019 as reported on the Nasdaq Capital Market, and will be exercisable for a period of seven years from the date of issuance.  The Warrants must be exercised for cash, unless at the time of exercise there is not a then effective registration statement for the resale of the shares of Common Stock issuable upon exercise of the Warrants, in which case the Warrants may be exercised via a cashless exercise feature that provides for net settlement of the shares of Common Stock issuable upon exercise.

Concurrent with the closing of the issuance of the Notes and Warrants pursuant to the Note Purchase Agreement, the Company, the Guarantors and Mr. Bagley will enter into a Guaranty and Collateral Agreement (the “Collateral Agreement”) pursuant to which the Company and the Guarantors will grant Mr. Bagley a first priority lien interest in all of the Company’s assets as security for the Company’s performance of its obligations under the Notes and Warrants.

The closing of the transactions contemplated by the Note Purchase Agreement, Notes, Warrants and Collateral Agreement are expected to close prior to December 31, 2019.  The completion of the transaction is subject to customary closing conditions, including the delivery of officers’ certificates and legal opinions, the filing of UCC financing statements, and Nasdaq approval of the listing of the shares of Common Stock issuable upon exercise of the Warrants or conversion of the Notes.

The foregoing descriptions of the Note Purchase Agreement, Notes, Warrants and Collateral Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the documents, which are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Offering is incorporated herein by reference from Item 1.01 above.

Item 3.02             Unregistered Sale of Equity Securities.

The description of the Offering is incorporated herein by reference from Item 1.01 above. The Notes and Warrants were issued in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

Item 9.01              Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Exhibit Title

10.1	Note Purchase Agreement by among ClearOne, Inc., the guarantors a party thereto and Edward D. Bagley dated as of December 8, 2019.
10.2	Form of Guaranty and Collateral Agreement.
10.3	Form of Secured Convertible Note.
10.4	Form of Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARONE, INC.

Date: December 9, 2019	By:	/s/ Zeynep Hakimoglu
Zeynep Hakimoglu
Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit Number	Exhibit Title

10.1	Note Purchase Agreement by among ClearOne, Inc., the guarantors a party thereto and Edward D. Bagley dated as of December 8, 2019.
10.2	Form of Guaranty and Collateral Agreement.
10.3	Form of Secured Convertible Note.
10.4	Form of Warrant.